Exhibit 10.1

2015 Bonus Awards
Name and Title	Bonus Target*	Goal Percentage Achieved	Bonus Target Achieved*	2015 Salary	Total Cash Bonus Awarded
Charles J. Link, Jr., M.D.	60%	110%	66%	$640,700	$422,862
Chairman of the Board and Chief Executive and Scientific Officer
Nicholas N. Vahanian, M.D.	50%	115%	57.5%	$531,800	$305,785
Director, President and Chief Medical Officer
John B. Henneman, III	40%	115%	46%	$365,200	$167,992
Chief Financial Officer
W. Jay Ramsey, M.D., Ph.D.	35%	N/A	N/A	$345,800	$172,900
Clinical and Regulatory Compliance Officer (1)
Carl Langren	30%	100%	30%	$250,000	$75,000
Vice President of Finance
Brian Wiley	30%	100%	30%	$319,600	$95,880
Chief Commercial Officer

* Bonus Targets listed as percentage of 2015 Base Salary

(1) Dr. Ramsey retired from the Company on May 22, 2015. His separation agreement provided that he would be paid a bonus equivalent to six month of his base salary for 2015.